Exhibit 3.2
SECOND AMENDMENT
     THIS SECOND AMENDMENT (“Second Amendment”) effective as of September 14, 2007, to the Amended and Restated Trust Agreement, as amended (“Agreement”) of Compass Diversified Trust, a Delaware statutory trust (the “Trust”), effective as of April 25, 2006, the effective date of the Agreement, by and among COMPASS GROUP DIVERSIFIED HOLDINGS LLC, a Delaware limited liability company (the “Sponsor”), THE BANK OF NEW YORK (DELAWARE), a Delaware banking corporation, as Delaware trustee (in such capacity, the “Delaware Trustee”), and MR. ALAN B. OFFENBERG and MR. JAMES J. BOTTIGLIERI, as the regular trustees (each a “Regular Trustee”, together “Regular Trustees” and, collectively with the Delaware Trustee, the “Trustees”).
     The Sponsor and the Trustees hereby agree as follows:
     1.     All references in the Agreement to “Compass Diversified Trust” shall be replaced with the name “Compass Diversified Holdings.”
     2.     The Sponsor and the Trustees otherwise ratify and confirm the Agreement.
     3.     This Second Amendment may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
[signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.
SPONSOR:
Compass Group Diversified Holdings LLC,
a Delaware limited liability company

By:	/s/ I. Joseph Massoud
Name:	I. Joseph Massoud
Its:	Chief Executive Officer

REGULAR TRUSTEES:

/s/ James J. Bottiglieri
James J. Bottiglieri

/s/ Alan B. Offenberg
Alan B. Offenberg